Exhibit 4.17

LICENSE AGREEMENT

This License Agreement dated for reference August 13, 2003 made

BETWEEN:

INNEXUS BIOTECHNOLOGY INTERNATIONAL LIMITED a company incorporated under the laws of Barbados having an office Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados  and its affiliate Companies (“INNEXUS”),

AND:

CORIXA CORPORATION, a corporation incorporated under the laws of the state of Washington having and office at 1124 Columbia Street, Suite 200, Seattle, WA, U.S.A. 98104

 ("CORIXA").

WHEREAS

A.

 INNEXUS holds the patents for the next-generation technology platform for enhancement of monoclonal antibodies known as SuperAntibody Technology or “SAT Technology”;

B.

CORIXA, through its divisions and/or subsidiaries, is a developer of immunotherapeutics and, among other things, is engaged in the development, production and commercialization of monoclonal antibody based pharmaceuticals; and

C.

INNEXUS and CORIXA desire to enter into a license agreement for the worldwide development and marketing of certain monoclonal antibody products, modified by SAT Technology, for human use on the terms and conditions set out herein;

NOW, THEREFORE, in consideration of the mutual premises and the covenants and obligations set forth in this Agreement, and other good and valuable consideration, the parties hereby agree as follows:

1

DEFINITIONS

1.1

Where used herein:

(a)

“Affiliate” means:

(i)

An organization fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by a party to this Agreement;

(ii)

An organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a party to this Agreement; or

(iii)

An organization, which is directly or indirectly under common control with a party to this Agreement through common share holdings.

(b)

“BLA” shall mean a Biologic Product License Application, filed with the FDA after completion of multi-centered clinical trials for efficacy, to gain approval for marketing in the United States;

(c)

“Bulk Product” means all bulk forms of the active ingredient of Product.

(d)

“Business Day” means any day other than a Sunday, a Saturday or a day recognized by statute as a holiday in the state of Washington, the province of British Columbia or in Barbados;

(e)

“CORIXA Antibody” means any monoclonal antibody, for which CORIXA has exercised its Option under Section 7 of the Research Agreement.

(f)

“Development Costs” means those costs associated with the research and clinical development of Products as determined in accordance with GAAP;

(g)

“Drug Master File” means a drug master file maintained by the FDA with respect to a prospective product for which Regulatory Approval is sought;

(h)

“Electronic Communication” means telefax, teletype or other means of electronic communication producing a printed copy but, for greater clarity, shall not include e-mail unless the other party acknowledges receipt of same in writing;

(i)

“Effective Date” means the date this Agreement will take effect;

(j)

“FDA” means the Food and Drug Administration in the USA and equivalent governmental agencies outside the USA;

(k)

“Field of Use” means modification of a CORIXA Antibody utilizing SAT Technology for the prevention, treatment, or therapeutic use in diseases reactive with the antibody;

(l)

“Finished Product” means all finished, packaged final dosage units of Product;

(m)

“Immunoconjugates” shall mean monoclonal antibodies conjugated with an autophillic peptide thru linkage to a nucleotide binding site, tryptohane binding site or N-linked carbohydrate;

(n)

“IND”  shall mean an Investigational New Drug Application to enter clinical trials for any Product;

(o)

“Information” means any and all materials, including biological materials,  trade secrets or other information related to the development, making, having made, using, offering for sale, selling or importing Product (including, without limitation, Technical Information and business information or objectives) which is disclosed by one party to the other party;

(p)

“Improvements” means, collectively, versions, releases, enhancements, modifications, alterations, updates, corrections, processes, systems, or fixes to any of the INNEXUS Intellectual Property Rights (including without limitation the filing of any patent, copyright, trademark, trade name, or service mark application), which are developed by or on behalf of INNEXUS or a sub-licensee for use in conjunction with the INNEXUS Intellectual Property Rights, in whole or in part, and any and all partial or intermediate versions thereof, and any and all derivative works thereof, and any and all know-how, trade secrets and other proprietary information thereof;

(q)

“Indebtedness” means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

(r)

“INNEXUS Intellectual Property Rights” means any right, title and interest of INNEXUS, whether held directly, indirectly, in to or respecting the INNEXUS Patents and INNEXUS Know How, together with patented or unpatented discoveries, inventions, confidential information, data, methods, procedures, results of experimentation, know how or other tangible or intangible rights and any other INNEXUS Intellectual Property Rights pertaining to the SAT Technology, including any improvement to the aforementioned inventions, Patents, or discoveries, which are held by INNEXUS or in which INNEXUS has a right to acquire any interest or which held for the benefit of INNEXUS, as of the date of execution hereof or which may be acquired by INNEXUS prior to the Effective Date, including the INNEXUS Intellectual Property Rights set forth in Schedule “A”;

(s)

“INNEXUS Know-how” means all know-how (including Technical Information controlled by INNEXUS) owned by or licensed (with the right to grant sublicenses) to INNEXUS on the Effective Date or at any time during the Term of the Agreement, relating to the making, having made, using, offering for sale, selling and importing of a Product;

(t)

“INNEXUS Patents” means:

(i)

all Patents (including any patent applications and provisional applications) owned by or licensed (with the right to grant sublicenses) to INNEXUS as of the Effective Date which are set out in Appendix A, including any division, continuation or continuation-in-part thereof, and any patent issuing thereon, and including any reexaminations or reissues thereof, and other pending applications, and any process or component thereof falling within the scope of any claim or claims thereof applicable to the INNEXUS Intellectual Property Rights ;

(ii)

and all Patents acquired by INNEXUS after the Effective Date which INNEXUS, in its sole discretion, and subject to CORIXA's agreement, chooses to include within the scope of this Agreement as indicated by and updated Appendix A which has been approved in writing by both parties (which may be evidence by the signatures of their respective signatories thereon);

(u)

“Launch of Product” means the first date upon which a Product is shipped commercially by CORIXA to an independent third party in a country, after Regulatory Approval in that country has been granted;

(v)

“License” means the license rights granted to CORIXA under section 2.1 hereof;

(w)

“Licensed Technology” means all right, title and interest in and to the INNEXUS Intellectual Property Rights and other proprietary information and intellectual property listed and described on Exhibit “A”, attached hereto, as may be amended from time to time in accordance with the provisions of this Agreement;

(x)

“Lien” means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(y)

“Net Sales” shall mean the amount invoiced by CORIXA or its Affiliates for the sale or other disposition to an end user third party of a Product, less the following deductions for amounts actually incurred related to such sale or other disposition: (a) normal, customary trade discounts (including volume discounts), credits and rebates and allowances and adjustments for rejections, recalls or returns;  (b) allowance for bad debts or uncollectable amounts, provided that such amounts have been formally designated as such in accordance with CORIXA’s internal accounting procedures and provided further that such allowance shall not be applicable in the event and to the extent any such designated amounts are ultimately collected by CORIXA; and (c) freight, insurance, sales, use, excise, value-added and similar taxes or duties imposed on the sale and included in the gross amount charged.  Net Sales shall not include the distribution of a reasonable amount of Product solely for charitable uses, provided that CORIXA receives no compensation in any form for such use in excess of actual manufacturing handling and shipping costs incurred by CORIXA in connection therewith, which additional costs shall not exceed ten percent (10%) of the manufacturing costs;

(z)

“Patents” means patents and the patent applications relating to the subject matter of this Agreement, including:

(i)

all patents arising from said applications and all patents and patent applications based upon or claiming the priority date(s) of any of the foregoing;

(ii)

any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examinations of such applications or patents;

(iii)

any confirmation, importation and registration patents thereof or therefore; and

(iv)

any extensions and renewals of all such patents and patent applications in whatever legal form and by whatever legal title they are granted (e.g. supplementary protection certificates).

(aa)

“Product” means any pharmaceutical product that contains any form of the CORIXA Antibody modified by use of the Licensed Technology.  The term Product shall include Bulk Product, Semi-Finished Product and Finished Product.  A "Product" may contain more than one active principle;

(bb)

“Research Agreement” shall mean the Research and Development Agreement dated as of the date hereof, between CORIXA and INNEXUS, as amended or otherwise modified from time to time;

(cc)

“Regulatory Approval” means the approval, license, registration or other authorization (including price approval) of the FDA within a particular country necessary for the commercial sale of the Product in said country;

(dd)

“Royalty” means the royalty granted to INNEXUS pursuant to section 6.5;

(ee)

“SAT Technology” means the antibody enhancement and modification technology platform which is the subject of US patent # 6,238,667 and other pending applications and which is commonly known as SuperAntibody Technology;

(ff)

“Semi-Finished Product” means all forms of the Product, which are filled but not packaged;

(gg)

“Technical Information” means any and all technical data, information, materials including samples of Product, chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and all submissions and correspondence to and from the FDA with regard to Product made by or on behalf of INNEXUS or its Affiliates, which is reasonably useful to enable CORIXA to make, have made, use, offer for sale, sell or import Product;

(hh)

“Term of the Agreement” means the time period set forth in Section 9.1 of this Agreement;

(ii)

“Valid Claim” means a claim in any INNEXUS Patent that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction, and which claim, if issued, is otherwise enforceable;

1.2

In this Agreement, except as otherwise expressly provided:

(a)

“Agreement” means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b)

all references in this Agreement to a designated “Section” or other subdivision or to an appendix is to the designated Section or other subdivision of, or appendix to, this Agreement;

(c)

the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d)

the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)

the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language, such as “without limitation” or “but not limited to” or words of similar import, is used with reference thereto);

(f)

any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in the United States;

(g)

any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding that statute or regulations;

(h)

where any representation or warranty is made “to the knowledge of” any party, such party will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such party proves:

(i)

that such party conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

(ii)

that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such party;

(i)

except as otherwise provided, any dollar amount referred to in this Agreement is in the lawful currency of the United States; and

(j)

any other term defined within the text of this Agreement has the meaning so ascribed.

GRANT OF RIGHTS

2.1

The provisions of this Agreement shall not become effective for any CORIXA Antibody until CORIXA has exercised its Option with respect to that CORIXA Antibody under Section 7 of the Research Agreement.

2.2

License Grant.  INNEXUS grants CORIXA, subject to the terms and conditions of this Agreement, a worldwide, exclusive license (even as to INNEXUS), with the further right to sublicense (except as set forth in Sections 2.3 and 2.4 ), to use the Licensed Technology, to:

(a)

conduct research and development activities (not included in the Research Agreement) involving the CORIXA Antibody and SAT Technology;

(b)

develop Products based on the foregoing research and development activities; and

(c)

make and have made, use, offer for sale, have sold, import, export and sell Products.

2.3

Limitations on License.  Notwithstanding any other provision herein:

(a)

The License granted under Section 2.2 shall be limited to the Field of Use;

(b)

INNEXUS shall not be restricted in any manner from using the Licensed Technology for any use outside the Field of Use and, without limiting the generality of the foregoing, shall have the right to grant licenses to third parties to use SAT Technology in conjunction with other monoclonal antibodies not owned by CORIXA on such terms and conditions as INNEXUS may consider advisable for its own exclusive right and benefit.

2.4

Sublicenses.  Except as otherwise provided below, CORIXA shall have the right to sublicense the License rights granted under Section 2.2 above to a third party on and subject to the following terms and conditions:

(a)

If CORIXA grants a sublicense, the terms and conditions of the sublicense  shall reasonably conform to the terms of this Agreement; including, without limitation the terms of Section 8.1. .CORIXA assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will remain obligated for all payments due under this Agreement by reason of the operation of any such sublicenses;

(b)

CORIXA's rights to sublicense to any third party are subject to the prior written approval of INNEXUS which shall not be unreasonably withheld.

INNEXUS ACTIVITIVES; INFORMATION EXCHANGE; DILIGENCE.

3.1

Additional INNEXUS Activities. INNEXUS shall, during the Term of the Agreement:

(a)

provide such additional information, documentation and advice regarding the Licensed Technology and SAT Technology and the initial Immunoconjugates delivered under the Research Agreement which are in its possession and control as may be reasonably necessary to enable CORIXA to further develop the Licensed Technology;

(b)

participate in such research and development and other activities as CORIXA may from time to time reasonably request on such other terms and conditions and in consideration of such payments as CORIXA and INNEXUS may from time to time mutually agree to.

3.2

Information Exchange. CORIXA hereby agrees to disclose Information to INNEXUS reasonably related to the development of a Drug Master File with the FDA such as information related to manufacturing of Products, manufacturing facilities and toxicology studies performed by, or on behalf of, CORIXA in connection with Product development. Any information provided to INNEXUS from CORIXA’s ongoing research and development or clinical development May be used and transferred to third parties by INNEXUS solely for purposes of developing its Drug Master File with the FDA.

Following the Effective Date, INNEXUS shall make available to CORIXA all Information respecting the Intellectual Property Rights in its possession or control which has not been previously disclosed to CORIXA.

3.3

Due Diligence.  CORIXA shall use best efforts consistent with prudent business practices to develop the Products and obtain and maintain necessary governmental approval to market the Products.  CORIXA will determine in its sole discretion how to incorporate Products developed hereunder in its Product development program. “best efforts" with regard to CORIXA means the standard of effort consistent with the efforts comparable biotechnology companies devote to significant general practice products of similar market potential derived from internal research programs.

3.4

IND.  During the IND filing and approval process, CORIXA shall promptly inform INNEXUS if a problematic issue arises related to the Licensed Technology.  CORIXA shall send such notice in writing in reasonable detail.

3.5

BLA.  The BLA for Product shall be owned by CORIXA or its Affiliates and filed by CORIXA or its Affiliates.

SUPPLY AND MANUFACTURING

4.1

CORIXA will grant INNEXUS reasonable access at reasonable times to its facilities or contractors, and in any event no more frequently than one time per calendar year, for production of intermediates involved in the modification of monoclonal antibodies using SAT Technology. CORIXA will, as it determines in its sole discretion and to the extent possible without violating existing obligations to third parties, provide pertinent information regarding supply contracts and potential contractors.

  COMMERCIALIZATION

5.1

Due Diligence.  CORIXA shall use best efforts consistent with prudent business practices to market and sell Products.

5.2

Assistance by INNEXUS. INNEXUS shall use best efforts consistent with prudent business practices to lend assistance on an “as needed” basis and at the request of CORIXA, for such compensation and on such terms and conditions as the parties may reasonably agree to, during the commercialization phase of the Products in the USA and Canada.  Best efforts for INNEXUS under this Section 5.2 means the standard of effort consistent with the efforts established by public biotechnology companies devoted to significant general practice products of similar market potential derived from internal research programs.

5.3

Trademarks.  CORIXA shall own the trademarks for Products and CORIXA shall bear the cost of obtaining and maintaining such trademarks.  INNEXUS shall own all trademarks pertaining to SAT Technology or which are included in the INNEXUS Intellectual Property.

5.4

Use of the INNEXUS Name.  To the extent reasonable and practicable in CORIXA’s business discretion, the packaging and promotional materials for the Products marketed by CORIXA and/or CORIXA's sublicensees shall identify INNEXUS as licensor.  If only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then CORIXA may use its name alone on such item, without identifying INNEXUS as licensor.

CONSIDERATION

6.1

License Fee.   Promptly upon exercise of its Option under the Research Agreement to include a CORIXA Antibody under this Agreement, CORIXA shall pay to INNEXUS the sum of $200,000 (Two Hundred Thousand Dollars) (the “License Fee”). The License Fee shall be non-refundable and non-creditable, regardless of any subsequent decision to not proceed with commercial development or sale of any Product incorporating such CORIXA Antibody.

6.2

Annual License Payment.  On each anniversary of payment of the License Fee under Section 6.1 (a “Renewal Date”) during the Term of the Agreement, CORIXA shall (subject to sub-section 6.4) pay INNEXUS the sum of $60,000 (Sixty Thousand Dollars) as an annual fee to maintain this License in good standing for the 12 month period following each such payment.  In the event that CORIXA does not intend to maintain this License, CORIXA shall notify INNEXUS in writing of its intention not less than 30 days prior to the next Renewal Date.

6.3

Clinical Development Milestone Payments.  Promptly upon initiation of a Phase I clinical trail of any Product developed hereunder and continuing until and including approval of a BLA for such Product (the “Clinical Development Phase”) CORIXA shall, for each Product developed hereunder, make the following non-refundable payment(s) to INNEXUS within thirty (30) days after occurrence of the event(s) set forth below for each Product:

(i)

Initiation of a Phase I Clinical Trial  - $100,000 (One Hundred Thousand Dollars);

(ii)

Initiation of a Phase II clinical Trial or a Phase II portion of a Phase I/II Clinical Trial – $250,000 (Two Hundred and Fifty Thousand Dollars);

(iii)

Initiation of a multi-center Phase III Clinical Trial  - $500,000 (Five Hundred Thousand Dollars);

(iv)

Approval of a BLA - $1,000,000 (One Millions Dollars);

6.4

Suspension of Annual License Fees:  Provided that CORIXA makes the milestone payments as and when set forth in section 6.3 (“Milestone Payments”), its obligations to make annual license payments under section 6.2 during the period commencing upon the date of the first such Milestone Payment and continuing until completion of the Clinical Development Phase shall be suspended, and, for greater clarity, this License shall remain in full force and effect not withstanding such suspension of payment.

6.5

Royalty: CORIXA shall, during the Royalty Payment Period defined below, pay a Royalty to INNEXUS equal to 2 % of Net Sales for each Product sold  in a country in which the Product is covered by Valid Claims (“Market Area”), calculated and payable as follows:

(a)

Royalties payable herein shall be calculated on a Product by Product basis;

(b)

The period for which CORIXA is required to pay a Royalty hereunder shall commence upon the first Launch of Product in a particular Market Area, and continuing for life of any Patents comprising the Licensed Technology or upon which such Product is based in the United States or in that Market Area (the “Royalty Payment Period”);

(c)

The first Royalty payment shall be calculated for the broken period commencing from the date of the first Launch of Product to and including the last day of CORIXA's fiscal year in which the Launch of Product took place.  Any succeeding Royalty payments shall be calculated from the first day until the last day of the corresponding fiscal year.  All Royalty payments shall be payable by cheque, cash, or bank draft, to INNEXUS’s order, and shall be paid within 180 days of the completion of CORIXA's fiscal year corresponding to that payment;

(d)

Notwithstanding the foregoing, CORIXA shall pay quarterly installments of the estimated amount of Royalty payments due for each fiscal quarter completed after the date of Launch of Product, which shall be payable within 90 days after the end of each such quarter, and shall, when calculating the amount of Royalty due for that fiscal year in accordance with sub-section 6.5(c), adjust the installment payable for the final quarter in each fiscal year to reflect the actual amount payable, after accounting for each of the prior payments made in that fiscal year;

(e)

On or before 180 days following the end of each fiscal year of CORIXA after the first Launch of Product, CORIXA shall deliver to INNEXUS a statement indicating, in reasonable detail, as of the last day of the fiscal year, the calculation of Net Sales for each Product sold in each Market Area and the aggregate of the Royalty payable with respect to each such Product and each such Market Area for such year;

(f)

CORIXA agrees to maintain up to date and complete records for the production and sale of Products in each Market Area including accounts, records, statements, the amount of free Products and sample Products distributed, Product returns relating to sales and marketing of the Product, and INNEXUS or their respective agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such accounts, records and statements at their own expense for the purpose of verifying the amount of Royalty payments to be made by CORIXA to INNEXUS pursuant hereto.  INNEXUS shall have the right at their own expense to have such accounts audited by independent auditors once each year;

(g)

All Royalty payments shall be considered full and final satisfaction of all obligations of CORIXA making the same in respect thereof if such payments or the calculations in respect thereof are not disputed by INNEXUS within 180 days after receipt by INNEXUS of said payments.  Any disputes under this subsection shall be decided by arbitration as herein provided;

(h)

Sales of Product between and among CORIXA, its Affiliates and its sub licensees shall not be subject to a Royalty.  The obligation to pay royalties to INNEXUS under this Agreement is imposed only once with respect to the same unit of Product;

(i)

For any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products ("Combination Product"), the parties shall in good faith negotiate and agree to an appropriate adjustment to the Net  Sales to reflect the relative contribution of each Product and each other pharmaceutically active agent which is not a Product to the Combination Product.  If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Product contained in the Combination Product and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product;

6.6

Withholding Tax.  All payments under Section 6 shall be made in full without deduction of taxes, charges and any other duties ("Taxes") that may be imposed, provided, however, that CORIXA shall to the extent required under the tax law of a given country, withhold such Taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish INNEXUS with the receipt thereof in respect of the same.  The parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist INNEXUS in obtaining any refunds for INNEXUS of amounts withheld and paid to tax authorities.

6.7

Third Party Payments.  INNEXUS shall be solely responsible for all royalties and other payments that may be due or payable by it to a third party with respect to the Licensed Technology or otherwise, during the Term of the Agreement, including any payments that may become due under agreements entered into subsequent to the Effective Date.

CONFIDENTIALITY

7.1

Confidentiality.  During the Term of the Agreement and for five (5) years after termination, a Receiving party shall a) treat Information provided by a Disclosing party as it would treat its own information of a similar nature and take all reasonable precautions not to disclose such Information to third parties except Affiliates or actual or potential sub licensees who agree to be bound by the same terms and conditions as found in this Article 7.

7.2

Exceptions to Confidentiality Provisions.  The provisions of this Section 7.2 shall not apply to such Information which:

(a)

was known or used by the Receiving party or its Affiliates prior to its date of disclosure to the Receiving party or its Affiliates by the Disclosing party or its Affiliates, as evidenced by the prior written records of the Receiving party or its Affiliates; or

(b)

either before or after the date of the disclosure to the Receiving party or its Affiliates, is lawfully disclosed to the Receiving party or its Affiliates by a third party rightfully in possession of such information; or

(c)

either before or after the date of the disclosure to the Receiving party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates, but such inapplicability applies only after such Information is published or becomes generally known; or

(d)

is independently developed by the Receiving party or its Affiliates without reference to or reliance upon any such Information of the Disclosing party or its Affiliates; or

(e)

is required to be disclosed by the Receiving party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving party or its Affiliates provides prior written notice of such disclosure to the Disclosing party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

(f)

CORIXA shall have the right to disclose Information, including without limitation material and data related to the Feasibility Study, to a third party in connection with a potential partnering transaction, investment, loan, merger or acquisition transaction with a party, provided, that, the third party has undertaken in writing an obligation of confidentiality similar to this Section 7.3.

7.3

Remedies on Breach.  Each of the parties hereby acknowledges that it understands and agrees that the other party shall suffer irreparable harm in the event that it breaches any of its obligations under Sub-section 7.2 of this Agreement and that monetary damages shall be inadequate to compensate it for the breach.  Accordingly, each of the parties agrees that, in the event of a breach or threatened breach by a party of any the provisions in Sub-section 7.2, the other party, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by such party, or by any or all of its partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons, directly or indirectly, acting for, on behalf of, or with such party, and the parties hereby agree that other remedies are inadequate to fully protect the rights of the party not in breach.

7.4

Publications.  During the Term of the Agreement, the following restrictions shall apply with respect to disclosure by either party  of Information in any publication or presentation (collectively "Publications"):

(a)

A party (“Publishing Party”) shall provide the other party with a copy of any proposed Publication at least thirty (30) days or less if agreed by both parties prior to submission for publication so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Information disclosed by the other party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and

(b)

If such other party notifies ("Publication Notice") the Publishing Party in writing, within forty-five (45) days of receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment (i) contains an invention or discovery owned by  the non-publishing party, or (ii) could be expected to have a material adverse effect on the commercial value of the Licensed Technology, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time.  In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent applications) on the Invention, and in no event more than ninety days from the date of Publication Notice.  In the event the parties do not agree as to whether such Publication (i) contains an invention owned by the non-publishing party under Section 8, or (ii) could be expected to have a material adverse effect on the commercial value of Licensed Technology, either party may submit the matter to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement.

(c)

Notwithstanding any term of this Section 7 to the contrary, CORIXA shall have the right for any reason and in its sole discretion to prevent publication by INNEXUS of Information that is confidential under this Agreement.

7.5

Exceptions.  The restrictions set forth in this Article 7 shall not prevent CORIXA from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to the making, having made, using, offering for sale, selling, importing or exporting of a Product, (ii) disclosing Information provided by the Disclosing party to persons working on behalf of the Receiving party or to governmental agencies, to the extent the-Receiving party reasonably believes is required or desirable to secure any government approval for the development, manufacture, marketing or sale of Product, or (iii) upon imminent or actual Regulatory Approval by a governmental agency in a country of a drug application on a Product, disclosing Information to the extent reasonably necessary to promote the use and sale of Product in the country.

7.6

Adverse Events.  CORIXA shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of the Products worldwide.  Adverse events related to the use of the Products worldwide shall be recorded in CORIXA's standard database and during the development the parties will coordinate their efforts to assure that all adverse events are reported properly.

INVENTIONS; PATENTS

8.1

Ownership of Technology.

(a)

INNEXUS Intellectual Property Rights.

Subject to Section 8.1(b), ownership of the INNEXUS Intellectual Property Rights and other intellectual property owned or controlled by INNEXUS shall remain vested at all times in INNEXUS

Subject to Section 8.1(b) any inventions or discoveries, whether made, or conceived of in the course of performing the Feasibility Study, or reduced to practice , related solely to the SAT Technology shall be the sole and exclusive property of INNEXUS, with no rights or obligations owed or granted to CORIXA either directly or indirectly or restrictions on use by INNEXUS.

(b)

CORIXA Intellectual Property Rights

Subject to Section 8.1(a), ownership of any CORIXA intellectual property rights owned or controlled by CORIXA shall remain vested at all times in CORIXA

Other than inventions and discoveries described in subsection (a) above, all other inventions or discoveries developed under this Agreement or the Research Agreement, including, without limitation those related to a new use, improvement, composition, or enhancement of the CORIXA Antibodies, and those related to the specific SAT Technology-CORIXA Antibody compositions evaluated under this Agreement or the Research Agreement, shall be the sole and exclusive property of CORIXA, with no rights or obligations owed or granted to CORIXA.   INNEXUS shall cooperate with CORIXA  in seeking patent coverage for such an invention or discovery covered by this subsection (b) and shall assign all right and title to such invention or discovery to CORIXA.

8.2

Patent Filing, Prosecution and Maintenance.

(a)

Subject to Section 8.2(b) and the further provisions of this Section 8.2(a), INNEXUS agrees to (i) prepare, file, prosecute and maintain all INNEXUS Patents in such countries as may be determined by the parties, (ii) consult with CORIXA as to the preparing, filing, prosecuting and maintaining of such patent applications and patents, and (iii) furnish to CORIXA copies of all significant documents relevant to any such preparation, filing, prosecution or maintenance.  INNEXUS shall furnish such documents and consult with CORIXA in sufficient time before any action by INNEXUS is due to allow CORIXA to provide comments thereon, which comments INNEXUS shall consider.  INNEXUS shall bear all costs and expenses for preparing, filing, prosecuting and maintaining such patents and patent applications.  CORIXA shall cooperate, in all reasonable ways and at INNEXUS’ cost, in connection with the preparing, filing, prosecuting and maintaining INNEXUS Patents, with each party to absorb its own expenses related thereto.  Should INNEXUS decide that it does not desire to file, maintain or prosecute any INNEXUS Patent in one or more countries, it shall promptly advise CORIXA thereof and, at the request of CORIXA, INNEXUS shall (i) in the case of INNEXUS patents which are owned by INNEXUS, assign to CORIXA its rights in and to such patent or patent application in such country or countries, or (ii) in the case of INNEXUS patents which are licensed, provide CORIXA with such rights to prosecute and maintain such patent or patent application as may be permitted, and CORIXA will thereafter file, prosecute and/or maintain the same at CORIXA's own cost, to the extent that CORIXA desires to do so.

8.3

Infringement by Third parties.

(a)

Notification.  Each party shall promptly notify the other in writing of any alleged or threatened infringement of the INNEXUS Patents, of which it becomes aware.

(b)

INNEXUS Patents.  INNEXUS shall have the right, but not the obligation, to bring, at INNEXUS' expense and in its sole control, an appropriate action against any person or entity infringing a INNEXUS Patent directly or contributorily.  If INNEXUS does not bring such action within ninety (90) days of notification thereof (or such shorter period of time as may be required pursuant to any applicable legislation necessary to preserve its rights in within a particular jurisdiction) to or by CORIXA, CORIXA shall have the right, but not the obligation, to undertake, at CORIXA's expense and in its sole control, such appropriate action.  The party not bringing an action under this paragraph (b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall cooperate fully with the party bringing such action.

(c)

Costs and Awards.  The party which is not in control of any action brought pursuant to Section 8.3(b) or (c) may elect to contribute fifty percent (50%) of the costs of litigation against such third party infringer, by providing written notice to the controlling party within ninety (90) days after such action is first brought.  If the non-controlling party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action.  If the non-controlling party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

(d)

Settlement; Allocation of Proceeds.  Neither party shall settle a claim brought under this Section 8.3 without the consent of the other party, such consent not to be unreasonably withheld.  In the event of any recovery of monetary damages from the third party, whether such damages result from the infringement of INNEXUS Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in the litigation under this Section 8.3 (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 8.3 (d).  If the amount recovered from the third party is less than the aggregate expenses of the parties incurred in connection with such litigation, the recovery shall be shared pro rata between INNEXUS and CORIXA in proportion to their respective expenses.

8.4

Infringement of Third Party Rights.  In the event that a third party at any time provides notice to, or commences an action, suit or proceeding against, a party or such party's Affiliates, sub licensees or distributors, claiming infringement of the third party's patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the making, having made, using, offering for sale, selling or importing of a Product, such party shall promptly notify the other party.  Neither party may settle such claim or action without the consent of the other party.  The parties shall also discuss how the expenses and any recoveries from such action should be treated.  If the parties do not reach agreement, CORIXA shall make the final decision at its own discretion and expenses.

TERM AND TERMINATION

9.1

Term.  The Term of the Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Article, expire on a country-by-country basis on the expiration of the applicable Royalty Payment Period, as set forth in sub-section 6.5(b).

9.2

Partial Termination.  If CORIXA elects to not develop a particular Product before or during the Clinical Development Phase or elects to not continue thereafter to sell a particular Product or to continue to sell one or more Products in a particular Market Area, CORIXA may, at its election;

(a)

terminate this Agreement effective at the end of a 30-day notice period on a country-by-country basis and on a Product-by-Product basis.  Such notice by CORIXA to INNEXUS shall including the following:

(i)

a statement of the Products for which the Agreement will be terminated;

(ii)

a statement of each applicable Market Area affected by the termination;

(iii)

the effective date of the Termination;

(iv)

an accounting of any fees or Royalties due or accruing due with respect to the terminated Product or Market Area.

(b)

Continue to maintain this Agreement in good standing with respect to all Products or Market Areas by continuing to pay the applicable fee set forth in section 6.2, and, notwithstanding any other provision herein, this Agreement shall continue in good force and effect so long as such payments are made as and when required under section 6.

9.3

Material Breach.  In the event of a material breach of this Agreement by either party, the non-breaching party shall have the right to terminate this Agreement by providing written notice of such breach to the breaching party, specifying the nature of such breach ("Breach Notice").  The non-breaching party shall thereupon have the right to terminate this Agreement immediately upon written notice if the breaching party fails to cure such breach within sixty (60) days after receipt of the Breach Notice.  Notwithstanding the foregoing, in the event of failure by CORIXA to make any of the payments under sections 6.1, 6.2 or 6.3 as and when required thereunder, the required time for cure of such breach shall be reduced to 3 Business Days after receipt of the Breach Notice.

9.4

Effect of Termination

(a)

By CORIXA without cause.  Termination of certain rights and the corresponding obligations under this Agreement by CORIXA under Section 9.2 shall not relieve either party of the performance of any obligations already incurred or payments i) due prior to the effective date of such partial termination, and ii) which are uncancellable.

In the event of termination of certain rights and the corresponding obligations of this Agreement by CORIXA under Section 9.2, with regard to such country or Product all licenses granted under this Agreement directly related to such terminated rights and obligations shall terminate.

(b)

By either party for cause.  Termination of this Agreement by either party under Section 9.3 shall (i) not relieve either party of the performance of any obligations incurred or payments due prior to the date of breach, and (ii) be without prejudice to any remedy that any party may have in addition to those rights as provided under this Agreement.

(c)

By CORIXA for Cause.  In the event of termination of the Agreement by CORIXA under 9.3, the rights and licenses granted by INNEXUS to CORIXA under this Agreement shall, at CORIXA's option, remain in effect.  If CORIXA chooses for such rights and licenses to remain in effect, CORIXA's payment obligations under Article 6 shall continue.

(d)

 By INNEXUS For Cause.  In the event of termination of this Agreement by INNEXUS under Section 9.3, all licenses granted by INNEXUS to CORIXA shall terminate..    In the event of termination of this Agreement by INNEXUS under Section 9.3, CORIXA agrees that it will consider, in its sole discretion, entering into good faith negotiations with INNEXUS for a license from CORIXA to INNEXUS of any rights in intellectual property owned by CORIXA that would be necessary for INNEXUS to further develop and commercialize any Product in development as of the date of such termination.

9.5

Survival.  Notwithstanding any termination of this Agreement, the obligations of the parties with respect to audit under Section 6.5 and Information under Article 7, as well as any other provisions, which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

WARRANTIES AND INDEMNITIES

10.1

INNEXUS Warranties. INNEXUS hereby represents and warrants as follows:

(a)

INNEXUS has full right, authority and capacity to enter into and fully perform this Agreement and to grant the License, free and clear of all Liens or rights of third parties;

(b)

the INNEXUS Intellectual Property Rights set out in Schedule “A” is a complete list, as of the Effective Date, of all INNEXUS Intellectual Property Rights pertaining to SAT Technology which are owned or controlled by INNEXUS (together with a complete description of any material limitations, rights of third parties, restrictions on use or ownership by INNEXUS, or encumbrances on such rights) and all other intellectual property including any Patent Rights, license rights or trade marks, materials, property or assets which form part of the Licensed Technology or which are necessary or desirable for the development and commercial exploitation of the Licensed Technology and are in INNEXUS’ possession and control;

(c)

INNEXUS beneficially owns the INNEXUS Intellectual Property Rights set out in Schedule “A”, and no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or license from INNEXUS of any of the Licensed Technology which would prevent the granting of this License or limit the rights granted hereunder;

(d)

the INNEXUS Intellectual Property Rights included in the Licensed Technology are validly and beneficially owned by INNEXUS or the person specified in Schedule “A”, free and clear of all Liens, charges and encumbrances whatsoever, with the sole and exclusive right to use and to license the use of the same, subject only to the limitations under this Agreement or, where so specified in Schedule “A”, under the specified terms of the agreement pursuant to which such rights are held;

(e)

to the best of INNEXUS’ knowledge, the proposed commercial use of the Licensed Technology contemplated hereunder does not infringe upon the patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation;

(f)

to the best of INNEXUS’ knowledge, none of the INNEXUS Patents included as part of the Licensed Technology was fraudulently procured from the relevant governmental patent granting authority, and that each such Patent is, or will be, valid and enforceable;

(g)

INNEXUS is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect the Licensed Technology or INNEXUS’ ability to duly complete the transactions contemplated herein nor, to the knowledge of INNEXUS after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefore;

10.2

Effect of INNEXUS Warranties. The representations, warranties, covenants and agreements by INNEXUS set forth in section 10.1 or contained elsewhere in this Agreement or any certificates or other documents delivered to CORIXA pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof and shall be true at and as of time of execution on the Effective Date and, notwithstanding any investigations or enquiries made by CORIXA prior to execution hereof, the representations, warranties, covenants and agreements of INNEXUS shall survive the execution and delivery hereof and shall continue in full force and effect throughout the Term of the Agreement.

10.3

CORIXA Warranties. CORIXA hereby represents and warrants as follows:

(a)

CORIXA has full right, authority and capacity to enter into and fully perform this Agreement;

(b)

All Patents and other intellectual property rights pertaining to the CORIXA Antibody and all other intellectual property including any Patents, license rights or trade marks, materials, property or assets which are necessary or desirable for the development and commercial exploitation of CORIXA Antibody in conjunction with the Licensed Technology in the manner contemplated herein are in CORIXA’s possession and control;

(c)

CORIXA beneficially owns or holds under license the rights to all Patents and other intellectual property rights pertaining the CORIXA Antibody, free and clear of all Liens, charges and encumbrances whatsoever, with the sole and exclusive right to use and to license the use of the same, subject only to such limitations as may be disclosed in writing to INNEXUS, and no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or license from CORIXA of any of such rights which would prevent the development of Products under this License or limit the rights granted hereunder;

(d)

to the best of CORIXA’s knowledge, the proposed commercial use of CORIXA Antibody in the manner contemplated hereunder does not infringe upon the patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation;

(e)

to the best of CORIXA’ knowledge, none of the Patents covering the CORIXA Antibody were fraudulently procured from the relevant governmental patent granting authority, and that each such Patent is, or will be, valid and enforceable;

(f)

CORIXA is not a party to or threatened with any litigation action, suit or proceeding in any court or before any administrative tribunal which affects or may affect the CORIXA Antibody or CORIXA’s ability to duly complete the transactions contemplated herein nor, to the knowledge of CORIXA after due inquiry, is any such action, suit or proceeding pending or threatened nor is there any basis therefore;

10.4

Effect of CORIXA Warranties. The representations, warranties, covenants and agreements by CORIXA set forth in section 10.3 or contained elsewhere in this Agreement or any certificates or other documents delivered to INNEXUS pursuant to the provisions hereof or in connection with the transactions contemplated hereby, are, except where otherwise expressly stated, true as of the date and time of execution hereof and shall be true at and as of time of execution on the Effective Date and, notwithstanding any investigations or enquiries made by CORIXA prior to execution hereof, the representations, warranties, covenants and agreements of CORIXA shall survive the execution and delivery hereof and shall continue in full force and effect throughout the Term of the Agreement.

10.5

Warranties of Both Parties.  Each party warrants that, as of the date it signs this Agreement, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

10.6

DISCLAIMER.  THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN.  INNEXUS AND CORIXA DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.  IN NO EVENT SHALL EITHER INNEXUS OR CORIXA BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

10.7

Indemnification by CORIXA.  CORIXA agrees to defend, indemnify and hold INNEXUS and its directors, officers, employees and agents (the "INNEXUS Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by CORIXA, its Affiliates, its sub licensees, its distributors, or representatives, except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of INNEXUS.  In the event of any such claim against the INNEXUS Indemnified parties by a third party, INNEXUS shall promptly notify CORIXA in writing of the claim and CORIXA shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement.  The INNEXUS Indemnified parties shall cooperate with CORIXA and may, at their option and expense, be represented in any such action or proceeding.  CORIXA shall not be liable for any litigation costs or expenses incurred by the INNEXUS Indemnified parties without CORIXA's written authorization.  CORIXA shall not settle any such claim against INNEXUS unless such settlement fully and unconditionally releases INNEXUS from all liability relating thereto, unless INNEXUS otherwise agrees in writing.

10.8

Indemnification by INNEXUS.  INNEXUS agrees to defend, indemnify and hold CORIXA and its directors, officers, employees and agents (the "CORIXA Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by INNEXUS, its Affiliates, licensees (other than CORIXA), distributors, or representatives (if applicable), except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of CORIXA.  In the event of any such claim against the CORIXA Indemnified parties by a third party, CORIXA shall promptly notify INNEXUS in writing of the claim and INNEXUS shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement.  The CORIXA Indemnified parties shall cooperate with INNEXUS and may, at their option and expense, be represented in any such action or proceeding.  INNEXUS shall not be liable for any litigation costs or expenses incurred by the CORIXA Indemnified parties without INNEXUS' written authorization.  INNEXUS shall not settle any such claim against CORIXA unless such settlement fully and unconditionally releases CORIXA from all liability relating thereto, unless CORIXA otherwise agrees in writing.

DISPUTE RESOLUTION

11.1

Arbitration Procedures.  The parties agree that all questions or matters in dispute with respect to any matter under this Agreement, including without limitation  the accounting of moneys expended by CORIXA as provided herein, or with respect to the calculation of Royalties or amounts taken into account in the determination of Gross Sales, the time and date for doing anything hereunder which cannot be resolved by good faith discussions between officers of the parties or in respect to any other dispute which the parties agree shall be settled by arbitration, shall be submitted to arbitration pursuant to the following terms:

(a)

Any party intending to refer to any matter to arbitration shall give not less than 60 days' prior written notice of its intention to do so to the other parties together with particulars of the matter in dispute.  On the expiration of such 60 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in subsection 11.1(b);

(b)

The parties shall appoint a suitably qualified person acceptable to all parties acting reasonably as arbitrator or, should the parties be unable to agree on such appointment, the arbitrator shall be appointed under the provisions of the International Commercial Arbitration Act of British Columbia (the “Act”).  Except as specifically otherwise provided in this Section, the arbitration herein provided for shall be conducted in accordance with such Act.  The arbitrator shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section.  After hearing any evidence and representations that the parties may submit, the arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.  The expense of the arbitration shall be paid as specified in the award; and

(c)

The parties agree that the award of the arbitrator shall be final and binding upon each of them

MISCELLANEOUS

12.1

Disclosure of Agreement and Press Releases.  Except as expressly permitted by this Agreement, neither party will disclose the existence, terms or conditions of this Agreement to any third party or issue any press release relating to the existence, terms and conditions of this Agreement for any purpose without the prior written consent of the other party, except as required by law (including without limitation any regulatory agency or commission of competent jurisdiction).

12.2

Force Majeure.  If either party shall be delayed, interrupted or prevented with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such party's control, such party shall not be liable to the other therefore; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. Within fifteen (15) days after the beginning of the force majeure, the party invoking its force majeure rights must notify the other party of this fact in accordance with Section 12.5. The other party must also be notified of the termination of the force majeure within fifteen (15) days after such termination. if the force majeure renders either of the required notifications impossible, notification must be given as soon as possible.

12.3

Waiver.  The waiver by a party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

12.4

Notices.  Each notice, demand or other communication required or permitted to be given under the Agreement (in this section 12.4 only, a “Notice”) shall be given in accordance with the following provisions:

(a)

Each Notice shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party personally or by Electronic Communication, at the address or telecopier number for such party specified below:

(i)

If to CORIXA

CORIXA CORPORATION

Attn: General Counsel

1124 Columbia Street, Suite 200

Seattle, WA, U.S.A. 98104

Telecopier No.: (206) 754-5994

 If to INNEXUS:

INNEXUS BIOTECHNOLGY INTERNATIONAL LIMITED

Attention:

Telecopier No.:

with a copy to:

Leschert & Company Law Corporation

Barristers and Solicitors

500 - 999 West Hastings Street

Vancouver

British Columbia V6C 2W2

Attention: Allen D. Leschert

Telecopier No.: (604) 687-0043

(b)

The date of receipt of a Notice shall be the date of delivery thereof if delivered personally or by Electronic Communication, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the 7th day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the Notice is actually received by the addressee.

(c)

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notice shall be given to it thereafter until further change.

12.5

No Agency.  Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.  Each party shall be an independent contractor, not an employee or partner of the other party.  Each party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting there from.  Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.6

Entire Agreement.  This Agreement (including its Appendices) constitutes the entire agreement between the parties with respect to the subject matter and supersedes all previous agreements , whether oral or written.  This Agreement can only be changed or modified by written agreement of the parties.

12.7

Captions.  The captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

12.8

Severability.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.9

Assignment.  This Agreement shall be binding upon and shall inure to the benefit of successors of the parties hereto and to the assigns of all good will and entire business and assets of a party hereto, but shall otherwise not be assignable without prior written consent of the other party.  Notwithstanding the above, without notice to INNEXUS, CORIXA may at any time and for any reason assign all or certain rights and obligations to its Affiliates who agree to be bound by the terms and obligations of this Agreement.  Such assignment shall be considered as effective on the date specified by CORIXA in its notice, even if retroactive.

12.10

Law . This Agreement will be governed by and interpreted according to the laws of the province of British Columbia, Canada, and the parties hereby irrevocably agree (subject to the provisions herein with respect to arbitration of disputes) to submit to the jurisdiction of the Courts thereof in connection with any disputes arising hereunder and irrevocably select Vancouver, British Columbia as the proper venue for any such disputes.

12.11

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, INNEXUS and CORIXA have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

SIGNED SEALED AND DELIVERED by CORIXA CORPORATION

In the presence of:

“Cassie D. Ostrander”                       CASSIE D. OSTRANDER                         Contracts Administrator                          Occupation of Witness                             1124 Columbia Street, Suite 200,         Seattle, Washington, 98104, USA

	) ) ) ) ) ) ) ) ) ) ) ) )	CORIXA CORPORATION Per. “Steven Gillis, Ph. D, CEO Name of Signatory and Office Held) Date: August 28, 2003
SIGNED SEALED AND DELIVERED by INNEXUS BIOTECHNOLOGY INTERNATIONAL LIMITED in the presence of: “Illegible Signature” Illegible Signature Businesswoman PO Box HM 3062, Hamilton, NX, Bermuda	) ) ) ) ) ) ) ) ) )	INNEXUS BIOTECHNOLOGY INTERESTIONAL LIMITED Per. “Kenneth E.G. Taves, President (Name of Signatory and Office Held) Date: August 19, 2003

Appendix “A” To License Agreement Between CORIXA Corporation and INNEXUS

Intellectual Property Rights (including Patent Rights) and other rights or assets pertaining to SAT Technology held by INNEXUS

Patent Rights

United States Patent	6,238,667
Kohler	May 29, 2001

Method of affinity cross-linking biologically active immunogenic peptides to antibodies

USPTO - Continuation in part	PCT/US02/16651
Kohler, Morgan	August 15, 2002

Fusion Proteins of Biologically Active Peptides and Antibodies

USPTO - Provisional	60/407421
Kohler, Morgan	September, 2002

Therapeutic Application of Dimerizing, Non-Covalent Antibodies

USPTO - Continuation in part	PCT
Kohler, Morgan	April, 2003

Fusion Proteins of Biologically Active Peptides and Antibodies

Relevant Intellectual Property Agreements

None

Other Intellectual Property Rights

None